Exhibit 10.28

October 4, 2010

Mr. Mathew Hulett

c/o RealNetworks, Inc.

2601 Elliott Avenue

Seattle, WA 98121

Dear Matt,

It is our great pleasure to offer you the promotion to the challenging new position of Senior Vice President, Games Division, directly reporting to Bob Kimball at RealNetworks, Inc. (the “Company”). This letter acts as an addendum to the original offer letter you received dated June 25, 2009; all other terms of employment that you previously agreed to will apply. You are referred to in this letter as “you” and “Executive”.

This promotion is Board of Directors approved, and comes in recognition of the fine work you have done at RealNetworks, Inc. It will become effective upon the receipt of the written formal acceptance of this offer. Your annual salary will be increased to $310,000.00 per annum (subject to normal withholdings), effective July 29, 2010.

As part of this promotion, you will also continue to be eligible for the Company’s executive incentive MBO program, allowing you to earn an annual bonus of up to 75% of your base salary, based on the achievement of Company-specific business goals. As such, you are eligible to earn $232,500.00 annually upon meeting these MBO business goals, for an annual targeted total compensation of $542,500.00. Please note that for the second half of the 2010 plan year, your target will be blended with both your new target amount and old target amount. As such, you are eligible to earn $102,875.00 for the second half incentive plan.

Further, you will receive an equity award in connection with your appointment as Senior Vice President, Games Division of RealNetworks. Upon your acceptance of the terms of this letter, stock options for the purchase of 175,000 shares of RealNetworks Common stock will be granted to you having an exercise price equal to the closing price of RealNetworks Common Stock as reported on NASDAQ on the date the options are granted (the “Grant Date”). These options will have a vesting commencement date of July 29, 2010 and will be subject to the vesting rules and all other terms and conditions of the RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated (the “Plan”) and the agreement evidencing the options.

Matt, your mutual notice/severance agreement which you received and agreed to at the time of hire with RealNetworks is being expanded. You will be eligible for an executive severance package which is the framework for our highly valued senior leaders at RealNetworks, Inc. As part of that severance package, upon acceptance of this new promotion, you agree that you will provide RealNetworks, Inc. six (6) months’ notice prior to terminating your employment. After receipt of such notice Real may, at its election, direct you to continue your work for Real for any period up to six (6) months’ after the date of the notice at your then-current base salary, benefits, and any bonus payable subject to applicable terms and conditions of the bonus plan. In consideration for fulfilling the foregoing notice provision, Real will pay you a severance payment equal to six (6) months of your then-current base salary at the conclusion of your employment with Real.

In the event that Real terminates your employment without Cause (as hereinafter defined), Real may require you to stay for a period of up to six (6) months to transition your responsibilities. After this transition period, in consideration for fulfilling the foregoing transition requirement, Real will pay you a severance of six (6) months of your then-current base salary at the conclusion of your employment with Real. The term “Cause” shall mean conduct involving one or more of the following: (i) the conviction of Executive of, or plea of nolo contendere by Executive to, a felony involving moral turpitude (including under federal securities laws), resulting in material harm to the Company; (ii) the substantial and continuing failure of Executive after written notice thereof to render services to the Company in accordance with the terms or requirements of Executive’s employment for reasons other than illness or incapacity; (iii) willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty by Executive involving the Company or any of its subsidiaries, resulting in any case in material harm to the Company; or (iv) Executive’s violation of any confidentiality or non-competition agreements with the Company or its subsidiaries, resulting in material harm to the Company.

Matt, please accept our congratulations on your new promotion. We look forward to your continued contributions and future success in your new role.

Sincerely,

/s/ Robert Kimball

Robert Kimball

President and Chief Executive Officer

RealNetworks, Inc.

AGREED AND ACCEPTED

I have read and agree to the terms outlined in this promotional letter.

Mathew Hulett: /s/ Mathew Hulett

Date: 10/04/10